EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 11, 2021, is made by and between Perella Weinberg Partners, a Delaware corporation (“PWP”), Perella Weinberg UK Limited, a limited company formed under the laws of England and Wales (“UK Limited,” and together with PWP, the “Company”), and Dietrich Becker (“Executive”).

WHEREAS, the Company and Executive mutually desire to enter into this Agreement setting forth the terms and conditions of Executive’s employment, which will become effective as of, and subject to, the Closing (such date, the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. Executive’s employment with the Company pursuant to the terms and conditions set forth in this Agreement will commence on the Effective Date and will expire immediately upon the termination of Executive’s employment in accordance with the terms and conditions set forth in Section 5 hereof (the “Term”).

2. Title; Services and Duties.

(a) During the Term, Executive will be employed by the Company in the position of Co-President pursuant to the terms of this Agreement.

(b) During the Term, Executive will be a full-time employee of the Company and report directly to the Company’s Chief Executive Officer, and have such duties, responsibilities and authority as are reasonably prescribed by the Company’s Chief Executive Officer from time to time and normally associated with the role of a Co-President at an entity of similar size and nature as the Company, provided that any changes prescribed by the Company’s Chief Executive Officer to Executive’s position, role, duties, responsibilities or authority shall not be considered a breach of the contractual obligations of the Company set forth in this Section 2. Executive shall devote all of his business time and best efforts to the performance of his duties to the Company and will not engage in any other business, profession or occupation for compensation. Notwithstanding the foregoing, Executive may (i) continue to engage in any outside business activities previously disclosed to the Company as of the date of this Agreement, (ii) subject to prior approval of the Company’s Chief Executive Officer (which shall not be unreasonably withheld), serve as a director or advisor of non-profit organizations or for profit companies that are not competitive with the Company, (iii) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities and (iv) manage his personal and family investments; provided, however, that such activities do not result in a conflict of interest with the Company and do not unreasonably interfere, individually or in the aggregate, in any material respect with the performance of Executive’s duties hereunder.

(c) The terms of Exhibit B shall apply to Executive’s employment pursuant to this Agreement.

3. Compensation.

(a) Base Salary. During the Term, the Company will pay Executive a base salary in the amount of £385,000 per annum (the “Base Salary”), payable in such installments as the Company pays other similarly situated individuals. The Base Salary will be annually reviewed for increase (but not decrease) by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) during the Term.

(b) Annual Performance Bonus. During the Term, Executive will be eligible to receive an annual discretionary performance bonus pursuant to the Company’s annual bonus program in respect of each fiscal year during the Term. The actual bonus payable to Executive will be determined by the Compensation Committee based on, among other things, individual performance for such year, the achievement of the applicable performance criteria established by the Compensation Committee for such year, and such other factors deemed to be relevant by the Compensation Committee. The Company will pay any such annual discretionary performance bonus at the same time or times, and subject to the same conditions (including any applicable repayment provisions) as annual bonus payments to other similarly situated officers of the Company, provided that Executive is an active employee of the Company, and has not given or received notice of termination of employment, as of the date on which such bonus is paid.

(c) Equity-Based Awards.

(i) During the term, Executive will be eligible to participate in the Company’s equity-based incentive compensation programs as in effect from time to time and receive periodic grants of equity-based awards, subject to the terms and conditions set forth in the applicable equity incentive plan and Executive’s individual award agreements.

(ii) As soon as practicable following the Effective Date, and subject to approval by the Compensation Committee, Executive will receive a one-time grant of 2,350,000 performance-based restricted stock units of the Company pursuant to the General Share Reserve, as defined in the Company’s 2021 Omnibus Incentive Plan (the “2021 Plan”), subject to the terms and conditions of the 2021 Plan and an individual award agreement substantially in the form attached as Exhibit A hereto (the “Management RSU Award”).

(iii) The 2021 Plan and any award agreement thereunder do not form part of this Agreement. If Executive ceases to be employed by the Company for any reason (including as a result of a repudiatory breach of contract by the Company), Executive shall not be entitled, by way of compensation for loss of employment, breach of contract or otherwise to any sum or other benefit (unless provided for in the 2021 Plan or any award agreement) to compensate Executive for any rights or prospective rights under the 2021 Plan.

4. Employee Benefits.

(a) Retirement and Welfare Benefits. During the Term, Executive will be eligible to participate in all benefit plans made available by the Company to similarly-situated officers of the Company from time to time. Such benefits will be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and will be governed in all respects in accordance with the terms of such plans as in effect from time to time. Nothing in this Section 4(a), however, will require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b) Vacation. Executive will be entitled to paid vacation in accordance with the Company’s vacation policies as in effect from time to time and applicable to similarly-situated officers of the Company. Executive will take vacation at his and the Company’s reasonable and mutual convenience.

(c) Reimbursement of Business Expenses. The Company will reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, subject to Executive’s compliance with the Company’s policies with respect to reimbursement of business expenses as in effect from time to time.

(d) D&O Insurance; Indemnification. Executive will be covered by such directors’ and officers’ liability insurance on terms and conditions that are no less favorable than the terms that apply to other director or officer of the Company or any of its affiliates. Executive will also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company or any of its affiliates.

5. Termination of Employment; Accrued Benefits.

(a) Executive’s employment will be terminated at the earliest to occur of the following during the Term: (i) the date of Executive’s death; (ii) the date on which the Company provides written notice to Executive of his termination of employment for “Cause” (as defined in the Fourth Amended and Restated Agreement of Limited

Partnership of PWP Professional Partners LP (the “Limited Partnership Agreement”); or (iii) the date which is ninety (90) days following the date on which either Executive or the Company provides written notice to the other party of his voluntary termination of employment or termination other than for Cause.

(b) Effective as of the date of his termination of employment, Executive will not be entitled to any further compensation or benefits pursuant to this Agreement other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 3(a) hereof); (ii) any amounts payable with respect to the Management RSU Award in accordance with the terms of the applicable individual award agreements; (iii) in the case of a termination of employment by the Company other than for Cause, an amount in cash equal to any annual discretionary performance bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) hereof but unpaid as of the date of termination, payable on the same date on which annual bonuses are paid to other similarly-situated officers of the Company in respect of such fiscal year; (iv) reimbursement for any expenses properly incurred and reported by Executive prior to the date of termination in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the date of termination; and (v) vested employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans described in Sections 4(a) and 4(b) hereof as of the date of termination.

(c) Upon a termination of employment for any reason, unless requested otherwise by the Company, Executive shall be deemed to have resigned from each position (if any) that Executive then holds as an officer or director of the Company or any of its affiliates.

6. Restrictive Covenants; Permitted Disclosures.

(a) Executive acknowledges and agrees that Executive is bound by certain restrictive covenants in connection with Executive’s employment with the Company and its affiliates, including, without limitation, confidentiality, non-solicitation, non-competition and non-disparagement covenants (as applicable, the “Restrictive Covenants”). The Restrictive Covenants are incorporated by reference as if fully set forth herein and are hereby re-executed and reaffirmed.

(b) Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company or any of its affiliates will prohibit or restrict Executive from making a protected disclosure or any other voluntary disclosure of information or documents related to any possible violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company or any of its affiliates.

(c) Nothing in this Agreement or the Limited Partnership Agreement shall prevent Executive from holding as an investment by way of shares or other securities not more than 1% of the total issued share capital of any company listed on a recognized stock exchange.

7. Assignment. This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

8. Arbitration.

(a) The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any of its affiliates or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes will be resolved exclusively by arbitration administered by the American Arbitration Association (“AAA”) under the AAA Employment Arbitration Rules and Mediation Procedures then in effect (the “AAA Rules”).

(b) Any arbitration proceeding brought under this Agreement will be conducted in New York, New York or another mutually agreed upon location before one arbitrator selected in accordance with the AAA Rules. Each party to any Dispute will pay its own expenses, including attorneys’ fees. The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction, including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorney fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c) Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(d) It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure will give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

9. General.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

To the Company:

Perella Weinberg Partners
767 Fifth Avenue
New York, NY 10153

Attention: General Counsel

Telephone: (212) 287-3200

Email: vshendelman@pwpartners.com

To Executive:

At the address shown in the Company’s personnel records

(b) Entire Agreement. This Agreement (including any exhibits hereto) constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including any employment agreement term sheets or letters of intent previously exchanged by the parties.

(c) Headings

. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to any choice or conflict of law provision or rule (whether of England or Wales or any other jurisdiction).

(f) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement.

(g) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.

(h) Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section

409A of the Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company and its affiliates during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Executive will be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

10. Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

PERELLA WEINBERG PARTNERS

By: /s/ Vladimir Shendelman
Name: Vladimir Shendelman
Title: Partner & General Counsel

PERELLA WEINBERG UK LIMITED

By: /s/ Vladimir Shendelman
Name: Vladimir Shendelman
Title: Partner & General Counsel

EXECUTIVE

/s/ Dietrich Becker
Dietrich Becker

[Signature Page to Employment Agreement]